Exhibit 99.1

FOR IMMEDIATE RELEASE

Western Liberty Bancorp Announces Public Market Listing Alternative

Company Plans to Further Appeal NYSE AMEX Delisting

Las Vegas, Nevada, February 18, 2010 — Western Liberty Bancorp (NYSE AMEX: WLBC “WLB” or the “Company”) today announced that the Listed Qualifications Panel of the Exchange’s Committee on Securities (the “Panel”) ruled to delist the shares of WLB from the NYSE AMEX.

“We believe the Panel’s decision was incorrect, and plan to file a further appeal with the full Committee on Securities in extremely short order,” commented Jason Ader, WLB Chairman. “In the interim, we plan to list on an alternative exchange, and expect to relist our shares on a national exchange upon the successful closing of our transaction with Service1st Bank of Nevada.

The Panel expressed its hope that WLB would re-apply for listing on the NYSE AMEX once WLB consummates the Company’s previously announced acquisition of Service1st Bank of Nevada.

The NYSE AMEX expects to suspend trading in WLB’s common stock as soon as practicable and file an application with the Securities and Exchange Commission to strike WLB’s common stock from listing and registration on the Exchange when and if authorized.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. Forward looking statements include statements regarding the consummation of the acquisition of Service1st Bank, Western Liberty’s plans for the bank post-closing and the effect of the acquisition on Service1st and the Nevada banking system as a whole. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Western Liberty Bancorp
Western Liberty Bancorp intends to operate as a “new” Nevada financial institution bank holding company upon receiving regulatory approvals and consummating acquisitions in the banking sector. The company currently has an agreement to purchase Service1st Bank of Nevada. The consummation of the acquisitions are subject to such conditions as are customary for an acquisition of its type, including without limitation, obtaining all applicable governmental and other consents and approvals. The company expects to conduct operations through its wholly-owned banking subsidiaries post-acquisition. Western Liberty expects to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, treasury management services, trade finance, consumer loans and a broad range of commercial and consumer depository products. In addition, Western Liberty Bancorp intends to use cash on hand to facilitate additional acquisitions and to fund prudent loan portfolio and deposit base growth.

Company Contact:

Andrew Nelson
Chief Financial Officer
Western Liberty Bancorp
(212) 445-7800